ROSETTA STONE INC.
2009 OMNIBUS INCENTIVE PLAN AS AMENDED

COVER SHEET TO
PERFORMANCE STOCK AWARD AGREEMENT
Rosetta Stone Inc., a Delaware corporation (the “Company”), has granted to the individual whose name is set forth below on the “Name of Recipient” line (“Recipient”) the number of performance stock units (“Performance Stock Units”), specified herein, subject to the terms and conditions set forth in this Cover Sheet, in the attached Performance Stock Award Agreement and in the Rosetta Stone Inc. 2009 Omnibus Incentive Plan, as amended (the “Plan”).
Grant Date: %%OPTION_DATE,'MM/DD/YYYY'%-%
Name of Recipient: %%FIRST_NAME%-% %%LAST_NAME%-%
Recipient’s Employee Identification Number: %%EMPLOYEE_IDENTIFIER%-%
Target Number of Performance Stock Units Granted: %%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Performance Period: January 1, 2018 – December 31, 2018
Vesting Start Date:  %%VEST_DATE_PERIOD1, 'MM/DD/YYYY'%-%
Recipient understands and agrees that this Performance Stock Award is granted subject to and in accordance with the terms of the Plan. Recipient further agrees to be bound by the terms of the Plan and the terms of the Performance Stock Award as set forth in the Performance Stock Award Agreement and any Addenda to such Performance Stock Award Agreement. To the extent any provision hereof is inconsistent with a provision of the Plan, the provision of the Plan will govern. A copy of the Plan is available on www.etrade.com.
Nothing in this Cover Sheet or in the Performance Stock Award Agreement or in the Plan shall confer upon Recipient any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining Recipient) or of Recipient, which rights are hereby expressly reserved by each, to terminate Recipient's Service at any time for any reason, with or without cause.
Definitions. All capitalized terms in this Cover Sheet shall have the meaning assigned to them in this Cover Sheet or in the Performance Stock Award Agreement.
THIS AGREEMENT IS NOT A STOCK CERTIFICATE OR A NEGOTIABLE INSTRUMENT
ROSETTA STONE INC.
2009 OMNIBUS INCENTIVE PLAN AS AMENDED
PERFORMANCE STOCK AWARD AGREEMENT
This PERFORMANCE STOCK AWARD AGREEMENT (this “Agreement”) and the Cover Sheet to which this Agreement is attached (the “Cover Sheet”) is made by and between Rosetta Stone Inc., a Delaware corporation (the “Company”), and Recipient (as that term is defined in the Cover Sheet), effective as of the Grant Date set forth on the Cover Sheet (the “Grant Date”), pursuant to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan, as amended (the “Plan”), a copy of which previously has been made available to Recipient and the terms and provisions of which are incorporated by reference herein.
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its shareholders to grant to Recipient the number of performance stock units set forth on the “Target Number of Performance Stock Units Granted” line on the Cover Sheet (the “Performance Stock Units”), settlement of which is dependent upon the achievement of certain performance goals and subject to the terms and conditions of this Agreement; and
WHEREAS, Recipient desires to have the opportunity to hold the Performance Stock Units subject to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(a)
“Cause” shall mean Recipient (i) committed a felony or a crime involving moral turpitude or committed any other act or omission involving fraud, embezzlement or any other act of dishonesty in the course of his employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate; (ii) substantially and repeatedly failed to perform duties of the office held by him or her as reasonably directed by the Company or an Affiliate; (iii) committed gross negligence or willful misconduct with respect to the Company or an Affiliate; (iv) committed a material breach of any employment agreement between Recipient and the Company or an Affiliate that is not cured within ten (10) days after receipt of written notice thereof from the Company or the Affiliate, as applicable; (v) failed, within ten (10) days after receipt by Recipient of written notice thereof from the Company or an Affiliate, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which the Board or CEO reasonably believes does or may materially or adversely affect the Company’s or an Affiliate’s business or operations; (vi) committed misconduct which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company or an Affiliate; (vii) harassed or discriminated against the Company’s or an Affiliate’s employees, customers or vendors in violation of the Company’s policies with respect to such matters; (viii) misappropriated funds or assets of the Company or an Affiliate for personal use or willfully violated the Company policies or standards of business conduct as determined in good faith by the Board or the CEO; (ix) failed, due to some action or inaction on the part of Recipient, to have immigration status that permits Recipient to maintain full-time employment with the Company or an Affiliate in the United States in compliance with all applicable immigration law; or (x) disclosed trade secrets of the Company or an Affiliate.

(b)
“Change in Control” means (i) the liquidation, dissolution or winding-up of the Company, (ii) the sale, license or lease of all or substantially all of the assets of the Company, or (iii) a share exchange, reorganization, recapitalization, or merger or consolidation of the Company with or into any other corporation or corporations (or other form of business entity) or of any other corporation or corporations (or other form of business entity) with or into the Company, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company; provided, however, that a Change in Control shall not include any of the aforementioned transactions listed in clauses (i), (ii) and (iii) involving the Company or a Subsidiary Corporation in which the holders of shares of the Company voting stock outstanding immediately prior to such transaction or any Affiliate of such holders continue to hold at least a majority, by voting power, of the capital stock or, by a majority, based on fair market value as determined in good faith by the Board, of the assets, in each case in substantially the same proportion, of (x) the surviving or resulting corporation (or other form of business entity), (y) if the surviving or resulting corporation (or other form of business entity) is a wholly owned subsidiary of another corporation (or other form of business entity) immediately following such transaction, the parent corporation (or other form of business entity) of such surviving or resulting corporation (or other form of business entity) or (z) a successor entity holding a majority of the assets of the Company. In addition, a Change in Control shall not include a bona fide, firm commitment underwritten public offering of the Stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended.

(c)	“Common Stock” shall mean the common stock of the Company, $.00005 par value per share (or such other par value as may be designated by act of the Company’s shareholders).

(d)	“Disability” shall have the meaning ascribed to such term in the Plan, as it may be amended from time to time.

(e)
“Forfeiture Restrictions” shall mean the prohibitions and restrictions set forth herein with respect to the sale or other disposition of the Shares issued to Recipient hereunder and the obligation to forfeit and surrender such Shares to the Company.

(f)
“Good Reason” shall have the meaning ascribed to such term in Recipient’s employment agreement with the Company, or, if none, Recipient’s resignation from employment with the Company due to (i) a material diminution in Recipient’s annual base salary, duties, authority or responsibilities or (ii) relocation of Recipient’s primary place of employment to a geographic area more than fifty (50) miles from Recipient’s then-current primary place of employment, without Recipient’s consent; provided that Recipient has given thirty (30) days advance written notice to the Company of the initial existence of the condition described in (i) and/or (ii) and the Company has not within such thirty (30) day period remedied the condition.

(g)
“Period of Restriction” shall mean the period during which Restricted Shares are subject to Forfeiture Restrictions and during which Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered.

(h)	“Performance Stock Unit” shall mean a Performance Stock Unit issued under the Plan that is subject to the Transfer Restrictions set forth herein.

(i)	“Restricted Shares” shall mean shares of Common Stock that are subject to the Forfeiture Restrictions under this Agreement.
Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.
Grant of Performance Stock Units; Settlement of Award. Effective as of the Grant Date, the Company shall cause to be issued in Recipient’s name the number of Performance Stock Units set forth on the Cover Sheet. In accepting the award of Performance Stock Units granted under this Agreement, Recipient accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement. The Performance Share Units awarded pursuant to this Agreement represent the opportunity to receive Restricted Shares of the Company if performance goals outlined in Section 4(a) of this Agreement are satisfied. Except as otherwise provided in Section 4, as soon as reasonably practicable after the Performance Period (as defined below), as provided in Section 4(b), the Company shall issue to Recipient one Restricted Share in exchange for each Performance Stock Unit earned under this Agreement (including any additional Performance Stock Units described in Section 5) that has not been forfeited under the Plan or this Agreement, which settlement date shall be no later than the 15th day of the third month following the later of (i) the last day of the Company’s fiscal year in which the Performance Period ends or (ii) the last day of the Recipient’s taxable year in which the Performance Period ends. Thereafter, Recipient shall have no further rights with respect to such Performance Stock Unit. The Company shall cause to be delivered to Recipient in electronic book entry form any Restricted Shares, and any shares of Common Stock or rights to acquire shares of Common Stock distributed by the Company in respect of Restricted Shares during any Period of Restriction (the “Retained Stock Distributions”), that are to be issued under the terms of this Agreement in exchange for Performance Stock Units awarded hereby. During the Period of Restriction such electronic book entries shall contain a restrictive legend notation to the effect that ownership of such Restricted Shares (and any Retained Stock Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and this Agreement. During the Period of Restriction any regular dividends paid in cash or property (other than Retained Stock Distributions) with respect to the Restricted Shares and Retained Stock Distributions (the “Retained Cash Distributions”) shall not be paid to Executive but instead shall be accumulated by the Company until the date the Forfeiture Restrictions applicable to the Restricted Shares and Retained Stock Distributions with respect to which such Retained Cash Distributions shall have been made, paid, or declared shall have become vested and then on that date such Retained Cash Distributions shall be paid to Executive. Executive shall have the right to vote the Restricted Shares awarded to Executive and to exercise all other rights, powers and privileges of a holder of the Shares, with respect to such Restricted Shares, with the exception that (a) Executive shall not be entitled to delivery of such Restricted Shares until the Forfeiture Restrictions applicable thereto shall have expired, (b) the Company shall retain custody of all Retained Stock Distributions made or declared with respect to the Restricted Shares and Retained Cash Distributions made or declared with respect to the Restricted Shares and the Retained Stock Distributions (and such Retained Stock Distributions and Retained Cash Distributions shall be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Stock Distributions and Restricted Cash Distributions shall have been made, paid, or declared shall have become vested, and such Retained Stock Distributions and Retained Cash Distributions shall not bear interest or be segregated in separate accounts and (c) Executive may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Restricted Shares or any Retained Stock Distributions or any Restricted Cash Distributions during the Period of Restriction. Upon issuance the book entry representing the Restricted Shares shall be delivered to such depository as may be designated by the Compensation Committee of the Board (the “Committee”) as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Stock Distributions which shall be forfeited in accordance with the Plan and this Agreement.

3.	Settlement is contingent upon the Recipient remaining in the employment or service of the Company or its Subsidiaries through the settlement date, except as otherwise provided in Section 4.

4.
Transfer Restrictions. The Performance Stock Units granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution) without the written consent of the Company. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Further, any shares of Common Stock issued to Recipient in exchange for Performance Stock Units awarded hereby may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. Recipient also agrees that the Company may (a) refuse to cause the transfer of any such shares of Common Stock to be registered on the applicable stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (b) give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares of the Common Stock. The shares of Common Stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. A Prospectus describing the Plan and the shares of Common Stock is available from the Company or at www.etrade.com.

5.	Vesting; Forfeiture.

(a)
Recipient shall earn, and be eligible to vest in, the number of Restricted Shares, if any, determined by the Committee following the end of the period commencing on January 1, 2018, and ending on December 31, 2018 (the “Performance Period”), based on the level of achievement of the applicable performance goals approved by the Committee in accordance with the 2018 Annual Incentive Program, communicated to Recipient and set forth in the Company’s records. The number of Restricted Shares that may become earned shall range from zero to one hundred and fifty percent (150%) of the Performance Stock Units, based on the level of achievement of the applicable performance goals during the Performance Period, as determined by the Committee at the end of the Performance Period. Subject to this Section 4, the number of Restricted Shares earned shall be determined as soon as reasonably practicable after the date of the Recipient’s eligible termination or the end of the Performance Period, as applicable (the “Certification Date”). Any Restricted Shares that are not earned or do not vest pursuant to the terms of this Section 4, shall be immediately and irrevocably forfeited, including the right to receive other distributions pursuant to Section 5 hereof, as of the Certification Date, or the date of Recipient’s termination of employment, as applicable.

(b)	Vesting Schedule:

(i)
50% of the Restricted Shares that become earned in accordance with Section 4(a) shall vest on the first anniversary of the Grant Date, subject to Recipient’s continued eligibility under the Plan through such date.

(ii)
25% of the Restricted Shares that become earned in accordance with Section 4(a) shall vest on the second anniversary of the Grant Date, subject to Recipient’s continued eligibility under the Plan through such date.

(iii)
25% of the Restricted Shares that become earned in accordance with Section 4(a) shall vest on the third anniversary of the Grant Date, subject to Recipient’s continued eligibility under the Plan through such date.

(c)
The Forfeiture Restrictions shall lapse with respect to a portion of the total number of Restricted Shares earned under Section 4(a) in accordance with the above schedule, rounded to the nearest whole number, except that on the third anniversary of the Grant Date, the Forfeiture Restrictions shall lapse with respect to the then remaining number of Restricted Shares earned under Section 4(a) for which the Forfeiture Restrictions have not previously lapsed.

(d)	If Recipient’s employment terminates as a result of Recipient’s involuntary termination not-for-Cause or for Good Reason, the following provisions shall apply:

(i)
If prior to the end of the Performance Period, the number of Restricted Shares earned shall be determined as set forth in Section 4(a) prorated for Recipient’s service during the Performance Period, and the earned Restricted Shares shall vest on the Certification Date.

(ii)	If after the end of the Performance Period, any portion of the Restricted Shares that have not previously vested shall vest.

(e)
Upon the lapse of the Forfeiture Restrictions with respect to the Restricted Shares earned under Section 4(a) the Company shall cause to be delivered to Recipient one share of Common Stock in exchange for each Restricted Share earned in electronic book entry form, and such Common Stock shall be transferable by Recipient (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

(f)
If Recipient ceases to be eligible under the Plan for any reason before the first, second or third anniversary of the Grant Date, as applicable, including death or Disability and except as provided in Sections 4(d) and 4(g), the Forfeiture Restrictions then applicable to the unvested Restricted Shares shall not lapse and all of the unvested Restricted Shares shall be forfeited to the Company upon termination of eligibility under the Plan and neither the Company nor any Affiliate shall have any further obligations to Recipient under this Agreement.

(g)
Upon the occurrence of a Change in Control, the Performance Stock Units and Restricted Shares shall be treated in accordance with the Company’s then applicable Change in Control Severance Plan; provided that, if the Company shall not have a Change in Control Severance Plan at the time of a Change in Control then:

(i)
the Performance Period shall end on the date of the Change in Control and the performance goals applicable to the Performance Stock Units shall be deemed satisfied (A) based on the level of performance achieved as of the date of the Change in Control, if determinable, or (B) at the target level, if not determinable; provided, however, that if less than 50% of the Performance Period has elapsed as of the date of the Change in Control, then the performance goals applicable to such award shall be deemed satisfied at the target level; and

(ii)	any Restricted Shares earned in accordance with Section 4(g)(i) shall vest immediately and shares of Common Stock shall be delivered to Recipient as soon as reasonably practicable.

6.	Dividend Equivalent Payments.

(a)
Cash Dividends. If during the period Recipient holds any Performance Stock Units granted under this Agreement the Company pays a dividend in cash with respect to the outstanding shares of the Common Stock, then the Company will increase the Performance Stock Units awarded hereby that have not then been forfeited to the Company or exchanged by the Company for shares of the Common Stock by an amount equal to:

(a) multiplied by (b) divided by (c)
where (a) is the Performance Stock Units awarded hereby that have not been forfeited to the Company or exchanged by the Company for shares of the Common Stock, (b) the amount of the dividend paid by the Company in cash with respect to an outstanding share of the Common Stock and (c) is the Fair Market Value of the Common Stock on the date such dividend is paid to holders of the Common Stock (a “Cash Dividend Performance Stock Unit”). Each Cash Dividend Performance Stock Unit will be subject to the same restrictions, limitations and conditions applicable to the Performance Stock Units for which such Cash Dividend Performance Stock Unit was awarded and will be exchanged for Restricted Shares at the same time and on the same basis as such Performance Stock Units.

(b)
Stock Dividends. If during the period Recipient holds any Performance Stock Units granted under this Agreement the Company pays a dividend in shares of the Common Stock with respect to the outstanding shares of the Common Stock, then the Company will increase the Performance Stock Units awarded hereby that have not then been forfeited to or exchanged by the Company for shares of the Common Stock by an amount equal to the product of (a) the Performance Stock Units awarded hereby that have not been forfeited to the Company or exchanged by the Company for shares of the Common Stock and (b) the number of shares of the Common Stock paid by the Company per share of the Common Stock (collectively, the “Stock Dividend Performance Stock Units”). Each Stock Dividend Performance Stock Unit will be subject to the same restrictions, limitations and conditions applicable to the Performance Stock Units for which such Stock Dividend Performance Stock Unit was awarded and will be exchanged for Restricted Shares at the same time and on the same basis as such Performance Stock Unit.

7.
Capital Adjustments and Reorganizations. The existence of the Performance Stock Units shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

8.
Tax Withholding. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to Recipient for federal, state, local or foreign income, employment or other tax purposes with respect to which the Company or its Affiliates or subsidiaries have a withholding obligation, Recipient shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company or any Affiliate may require to meet such obligation under applicable tax laws or regulations, and, if Recipient fails to do so, the Company and its Affiliates and subsidiaries are authorized to withhold from the Shares granted hereby or from any cash or stock remuneration then or thereafter payable to Recipient in any capacity any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation.

9.
Section 409A of the Code. The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service. Notwithstanding anything contained herein to the contrary, in the event any settlement of the Performance Stock Units hereunder constitutes “deferred compensation” within the meaning of Section 409A of the Code, and the Recipient is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his or her “separation from service” (within the meaning of Section 409A of the Code), the date for settlement shall be the earlier of (i) within 30 days following the date of the Recipient’s death or (ii) the later of (x) the date that settlement would otherwise be made hereunder or (y) the first business day following the end of the sixth-month period following the date of the Recipient’s separation from service.

10.
No Fractional Shares. All provisions of this Agreement concern whole shares of Common Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

11.
Relationship. For purposes of this Agreement, Recipient shall be considered to be eligible under the Plan as long as Recipient has an employment, director or third party service provider relationship with the Company and its Affiliates. The Committee shall determine any questions as to whether and when there has been a termination of such eligibility under the Plan, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

12.
Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between Recipient and the Company or any Affiliate, to guarantee the right to remain employed by the Company or any Affiliate for any specified term or require the Company or any Affiliate to employ Recipient for any period of time.

13.
Performance Stock Units Do Not Award Any Rights Of A Shareholder. Recipient shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the Performance Stock Units that are awarded hereby. Only after a share of the Common Stock is issued in exchange for a Performance Stock Unit will Recipient have all of the rights of a shareholder with respect to such share of Common Stock issued in exchange for a Performance Stock Unit.

14.
Legend. Recipient consents to the placing of an appropriate legend notation restricting resale or other transfer on the electronic book entry representing the Performance Stock Units and Restricted Shares restricting resale or other transfer of the Performance Stock Units and Restricted Shares except in accordance with all applicable securities laws and rules thereunder.

15.
Notices. Any notice, instruction, authorization, request, demand or other communications required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the Company’s principal business office address to the attention of the Company’s General Counsel and to Recipient at Recipient’s residential address as it appears on the books and records of the Company, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

16.
Amendment and Waiver. Except as otherwise provided herein or in the Plan or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and Recipient. Only a written instrument executed and delivered by the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized officer of the Company. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

17.	Dispute Resolution. In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Committee.

18.
Governing Law and Severability. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

19.
Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the Performance Stock Units granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to Recipient, Recipient’s permitted assigns, executors, administrators, agents, legal and personal representatives.

20.
Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. All references to the Plan shall be deemed references to the Plan as may be amended. The grant of the Performance Stock Units in this Agreement does not create any contractual right or other right to receive any Performance Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Recipient’s employment with the Company.

21.
Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Recipient or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Committee shall be final and binding on all persons.

22.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

23.
Acceptance. Recipient agrees that by accepting this Agreement, Recipient confirms that Recipient has read and understands the terms and provisions thereof, and accepts the Performance Stock Units subject to all of the terms and conditions of the Plan and this Agreement. Recipient acknowledges that there may be adverse tax consequences upon the grant or settlement of the Performance Stock Units, the vesting of the Restricted Shares or disposition of the underlying shares and that Recipient has been advised to consult a tax advisor prior to such grant, settlement, vesting or disposition.

Irrevocable Stock Power
KNOW ALL MEN BY THESE PRESENTS, that the undersigned, For Value Received, has bargained, sold, assigned and transferred and by these presents does bargain, sell, assign and transfer unto Rosetta Stone Inc., a Delaware corporation (the “Company”), the Restricted Shares transferred pursuant to the Performance Stock Award Agreement dated effective _____________________, 20___, between the Company and the undersigned; and subject to and in accordance with such Performance Stock Award Agreement the undersigned does hereby constitute and appoint the Secretary of the Company the undersigned’s true and lawful attorney, IRREVOCABLY, to sell, assign, transfer, hypothecate, pledge and make over all or any part of such Restricted Shares and for that purpose to make and execute all necessary acts of assignment and transfer thereof, and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or his substitutes shall lawfully do by virtue hereof.
In Witness Whereof, the undersigned has executed this Irrevocable Stock Power effective the ______ day of _____________________, 20___.

Name: _________________________________